Exhibit 10.1

Description of Executive Bonus Plan

In addition to base salary, Markel Corporation (the “Company”) has approved a bonus plan for Senior Executive Officers in which cash bonuses are paid based on increases in the book value of the Company’s Common Stock. Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. For calendar year 2003, the Compensation Committee, after considering the effect of a lower interest rate environment for the past several years, has established the following bonus plan for Senior Executive Officers.

5 Year Average Compound Growth In Adjusted Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%
Over 24%	Discretionary

Book value calculations are adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.